Prospectus Supplement filed under Rule 424(b)(3)
Registration Nos. 333-115580; 333-104892; 333-82768; 333-100983
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Prospectus Supplement No. 1 dated December 13, 20043
(To Prospectus, dated September 13,2004)

44,947,629 Shares of Common Stock

This prospectus supplement to the prospectus dated September 13, 2004 relates to the offering by the selling stockholders of up to 44,947,629 shares of common stock which are either issued, issuable upon the conversion of preferred stock or issuable upon the exercise of warrants.

This prospectus supplement should be read in conjunction with the prospectus dated September 13, 2004, which are to be delivered with this prospectus supplement. The information in this prospectus supplement updates and supercedes certain information contained in the prospectus dated September 13, 2004.
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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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On November 15, 2004, Level 8 Systems, Inc. filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the fiscal quarter ended Sept 30, 2004 .

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark one)
[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2004.

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to

Commission File Number 0-26392

LEVEL 8 SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-2920559
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Indentification Number)

1433 State Highway 34, Building C, Farmingdale, New Jersey	07727
(Address of principal executive offices)	(Zip Code)

(732) 919-3150
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15d of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES X NO _

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). YES _ NO X

Indicate the number of shares outstanding in each of the issuer’s classes of common stock, as of the latest practicable date.

38,756,074 common shares, $.001 par value, were outstanding as of November 10, 2004.

Level 8 Systems, Inc.

Page 2

Part I.    Financial Information
Item 1. Financial Statements

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$37	$19
Cash held in escrow	779	776
Assets of operations to be abandoned	143	149
Trade accounts receivable, net	37	12
Prepaid expenses and other current assets	133	270
Total current assets	1,129	1,226
Property and equipment, net	18	26
Software product technology, net	--	4,063
Other assets	--	47
Total assets.	$1,147	$5,362
LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
Current liabilities:
Short-term debt	$3,991	$2,625
Accounts payable	2,443	2,545
Accrued expenses:
Salaries, wages, and related items	920	508
Other	1,968	1,613
Liabilities of operations to be abandoned	504	451
Deferred revenue	167	39
Total current liabilities	9,993	7,781
Long-term debt	167	131
Warrant liability	--	198
Senior convertible redeemable preferred stock	2,692	3,355
Stockholders' equity (deficit):
Preferred Stock	--	--
Common Stock	37	27
Additional paid-in-capital	209,177	206,149
Accumulated other comprehensive loss	(5)	(6)
Accumulated deficit	(220,914)	(212,273)
Total stockholders' equity (deficit)	(11,705)	(6,103)
Total liabilities and stockholders' equity (deficit)	$1,147	$5,362

The accompanying notes are an integral part of the consolidated financial statements.

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Software	$9	$9	$117	$88
Maintenance .	76	80	222	247
Services.	88	24	167	98
Total operating revenue	173	113	506	433

Cost of revenue:
Software .	65	1,553	4,473	3,235
Maintenance .	90	99	288	294
Services.	235	195	801	643
Total cost of revenue	390	1,847	5,562	4,172

Gross margin (loss)	(217)	(1,734)	(5,056)	(3,739)

Operating expenses:
Sales and marketing .	258	371	940	1,430
Research and product development .	283	265	882	773
General and administrative .	349	647	1,265	1,959
(Gain) on disposal of assets .	(3)	(6)	(3)	(19)
Restructuring, net .	--	(834)	--	(834)
Impairment of intangible assets	--	--	587	--
Total operating expenses	887	443	3,671	3,309
Loss from operations	(1,104)	(2,177)	(8,727)	(7,048)

Other income (expense):
Interest income	1	6	3	32
Interest expense	(75)	(53)	(164)	(155)
Change in fair value of warrant liability	--	(242)	198	(135)
(Loss) on closure of subsidiaries	--	--	--	(499)
Other income/(expense)	(26)	(2)	72	(61)
Loss before provision for income taxes	(1,204)	(2,468)	(8,618)	(7,866)
Income tax provision .	--	--	--	--

Loss from continuing operations	(1,204)	(2,468)	(8,618)	(7,866)
Loss from discontinued operations	(7)	(58)	(23)	(124)
Net loss	$(1,211)	$(2,526)	$(8,641)	$(7,990)

Loss per share from continuing operations - basic and diluted	(08767654)	(0.12)	(0.25)	(0.42)
Loss per share from discontinued operations - basic and diluted	(0.00)	(0.00)	(0.00)	(0.01)
Net loss per share applicable to common shareholders - basic and diluted	$(0.03)	$(0.12)	$(0.25)	$(0.43)

Weighted average common shares outstanding - basic and diluted .	37,253	21,371	34,334	20,104

The accompanying notes are an integral part of the consolidated financial statements.

Page 4

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(8,641)	$(7,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,284	2,388
Change in fair value of warrant liability	(198)	135
Stock compensation expense	162	53
Impairment of software product technology	--	745
Impairment of intangible assets	587	--
Provision for doubtful accounts	(13)	(43)
(Gain) on disposal of assets	--	(19)
Other	(3)	--
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable and related party receivables	(19)	1,404
Assets and liabilities - discontinued operations	59	189
Prepaid expenses and other assets	256	270
Accounts payable and accrued expenses	829	(598)
Deferred revenue	128	(207)
Net cash used in operating activities	(2,569)	(3,673)
Cash flows from investing activities:
Repayment of note receivable	--	867
Net cash provided by investing activities	--	867
Cash flows from financing activities:
Proceeds from issuance of common shares, net of issuance costs	1,247	5
Proceeds from convertible redeemable preferred stock, net of cash held in escrow of 776	--	2,755
Proceeds from exercise of warrants	112	243
Borrowings under credit facility, term loans, notes payable	1,575	--
Repayments of term loans, credit facility and notes payable	(348)	(323)
Net cash provided by financing activities	2,586	2,680
Effect of exchange rate changes on cash	1	(3)
Net increase (decrease) in cash and cash equivalents	18	(129)
Cash and cash equivalents:
Beginning of period	19	199
End of period	$37	$70

The accompanying notes are an integral part of the consolidated financial statements.

Page 5

LEVEL 8 SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$ (1,211)	$ (2,526)	$ (8,641)	$ (7,990)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	9	(3)	(5)	(5)
Comprehensive loss	$ (1,202)	$ (2,529)	$ (8,646)	$ (7,995)

The accompanying notes are an integral part of the consolidated financial statements.

Page 6

LEVEL 8 SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except per share data)
(unaudited)

NOTE 1. INTERIM FINANCIAL STATEMENTS

The accompanying financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles of the United States of America have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Level 8 Systems, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature. Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

The year-end condensed balance sheet data was derived from audited financial statements in accordance with the rules and regulations of the SEC, but does not include all disclosures required for financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly owned for the periods presented.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss of $10,006 and $18,182 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2004, the Company incurred a loss of $8,641 and had a working capital deficiency of $8,864. The Company’s future revenues are largely dependent on acceptance of a newly developed and marketed product, Cicero, which has had limited success in commercial markets to date. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its Cicero related product line and continues to negotiate with customers that have expressed an interest in the Cicero technology. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

Page 7

The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As discussed in Notes 3 and 8, the Company recently completed a private placement of its common stock wherein it raised $1,247 of new capital. Management expects that it will be able to raise additional capital and to continue to fund operations and also expects that increased revenues will reduce its operating losses in future periods, however, there can be no assurance that management’s plan will be executed as anticipated.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method required by SFAS No. 123, the Company’s net loss and diluted net loss per common share would have been the pro forma amounts indicated below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss applicable to common stockholders	$ (1,211)	$ (2,526)	$ (8,641)	$ (7,990)
Accretion of preferred stock	--	--	--	(640)
Less: Total stock based employee compensation expense under fair value based method for all awards, net of related tax effects	(121)	(90)	(556)	(328)
Pro forma loss applicable to common stockholders	$ (1,332)	$ (2,616)	$ (9,197)	$ (8,958)
Loss per share:
Basic and diluted, as reported	$ (0.03)	$ (0.12)	$ (0.25)	$ (0.43)
Basic and diluted, pro forma	$ (0.04)	$ (0.12)	$ (0.27)	$ (0.45)

The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions for the quarter and nine months ended September 30, 2004 as follows:

Expected life (in years)	4.23 years
Expected volatility	101.44%
Risk free interest rate	4.75%
Expected dividend yield	0%

The following table sets forth certain information as of September 30, 2004, about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan. The Company’s stockholders approved all of the Company’s Equity Compensation Plans.

Page 8

Shares
Outstanding on January 1, 2004	5,625,878
Granted	2,667,754
Exercised	(47,754)
Forfeited	(757,239)
Outstanding on September 30, 2004	7,488,639

Weighted average exercise price of outstanding options	$1.62
Shares available for future grants on September 30, 2004	2,200,550

NOTE 2. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 or FIN 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. In October 2003, the FASB issued FASB Staff Position FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities” deferring the effective date for applying the provisions of FIN 46 for public entities’ interests in variable interest entities or potential variable interest entities created before February 1, 2003 for financial statements of interim or annual periods that end after December 15, 2003. FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation did not have any impact on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future or an entity with which we have a relationship is reconsidered based on guidance in FIN 46 to be a variable interest entity, the Company’s consolidated financial position or results of operations might be materially impacted.

NOTE 3. ACQUISITIONS

In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets being acquired plus certain liabilities assumed was $750, and has been accounted for by the purchase method of accounting. The Company agreed to register the common stock for resale under the Securities Act of 1933, as amended.

The purchase price was allocated to the assets acquired and liabilities assumed based on the Company’s estimates of fair value at the acquisition date. The Company assessed the net realizable value of the Ensuredmail software technology acquired and determined the purchase price exceeded the amounts allocated to the software technology acquired less liabilities assumed by approximately $587. This excess of the purchase price over the fair values of the assets acquired less liabilities assumed was allocated to goodwill and charged to the Statement of Operations for the period ended March 31, 2004.

NOTE 4. SOFTWARE PRODUCT TECHNOLOGY

In accordance with FASB 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", the Company completed an assessment of the recoverability of the Cicero product technology, as of June 30, 2004. This assessment was performed due to the Company’s continued operating losses and the limited software revenue generated by the Cicero technology over the past twelve to eighteen months. Currently, the Company is in negotiations with customers to purchase licenses, which would have a significant impact on the cash flows from the Cicero technology and the Company. Since the negotiations have been in process for several months and expected completion of the transactions has been delayed, the Company has reduced its cash flow projections. Historical cash flows generated by the Cicero technology do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $2,844, was recorded as software amortization for the period ended June 30, 2004.

Page 9

Also in accordance with FASB 86,  the Company completed an assessment of the recoverability of the Ensuredmail product technology, as of June 30, 2004. This assessment was completed due to the Company’s revised cash flow projections from software revenue. These revised cash flow projections do not support the long-lived asset and accordingly the Company has impaired the excess of the unamortized book value of the technology in excess of the expected net realizable value as of June 30, 2004. This charge, in the amount of $154, was recorded as software amortization for the period ended June 30, 2004.

NOTE 5. RESTRUCTURING CHARGES

As of August 2003, the Company settled litigation relating to excess facility costs which represented the Company’s accrual for restructuring. Accordingly, the Company reversed the restructuring balance during the third quarter of 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of its Geneva software technology to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $401 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

NOTE 6. SHORT TERM CONVERTIBLE NOTES

During the quarter ended September 30, 2004, the Company entered into a series of secured promissory notes with certain warrant holders. The Notes bear interest at 12% per annum, are secured by certain intellectual property of the Company and mature on or about December 31, 2004. Total secured promissory notes outstanding as of September 30, 2004 is $768.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month, and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of the Company’s common stock exercisable at $0.28. The warrants expire in three years.

Also in March 2004, the Company entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan bears interest at 1% per month and is convertible into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders exercised their conversion right and converted the debt obligation into 135,135 shares of common stock of the Company.

On April 12, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

Page 10

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company’s Board of Directors. Under the terms of the agreements the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company’s common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of the Company’s common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of the Company’s common stock exercisable at $0.16. The warrants expire in three years.

These obligations are included in Short-term debt on the Company’s Balance Sheet as of September 30, 2004.

NOTE 7. SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK

On March 19, 2003, the Company completed a $3,500 private placement of Series D Convertible Redeemable Preferred Stock (“Series D Preferred Stock”), convertible at a conversion ratio of $0.32 per share of common stock into an aggregate of 11,031,250 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 4,158,780 shares of common stock at an exercise price of $0.07 per share (“Series D-1 Warrants”). On October 10, 2003, the Company, consistent with its obligations, also issued warrants to purchase an aggregate of 1,665,720 shares of common stock at an exercise price the lesser of $0.20 per share or market price at the time of exercise (“Series D-2 Warrants”). The Series D-2 Warrants became exercisable on November 1, 2003 because the Company failed to report $6,000 in gross revenues for the nine-month period ended September 30, 2003. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series D Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. Under the terms of the financing agreement, a redemption event may occur if any one person, entity or group shall control more than 35% of the voting power of the Company’s capital stock. The Company allocated the proceeds received from the sale of the Series D Preferred Stock and warrants to the preferred stock and detachable warrants on a relative fair value basis, resulting in the allocation of $2,890 to the Series D Preferred Stock and $640 to the detachable warrants. Based upon the allocation of the proceeds, the Company determined that the effective conversion price of the Series D Preferred Stock was less than the fair value of the Company’s common stock on the date of issuance. The beneficial conversion feature was recorded as a discount on the value of the Series D Preferred Stock and an increase in additional paid-in capital. Because the Series D Preferred Stock was convertible immediately upon issuance, the Company fully amortized such beneficial conversion feature on the date of issuance.

As part of the financing, the Company and the lead investors have agreed to form a joint venture to exploit the Cicero technology in the Asian market. The terms of the agreement required that the Company deposit $1,000 of the gross proceeds from the financing into escrow to fund the joint venture. The escrow agreement allows for the immediate release of funds to cover organizational costs of the joint venture. During the quarter ended March 31, 2003, $225 of escrowed funds was released. Since the joint venture was not formed and operational on or by July 17, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium, less their pro-rata share of expenses. On October 21, 2004, the Company received notification from the lead investors of their intent to redeem the escrow balance and surrender the equivalent amount of Series D preferred shares.

Page 11

Another condition of the financing required the Company to place an additional $1,000 of the gross proceeds into escrow, pending the execution of a definitive agreement with Merrill Lynch providing for the sale of all rights, title and interest to the Cicero technology. Since a transaction with Merrill Lynch for the sale of Cicero was not consummated by May 18, 2003, the lead investors have the right, but not the obligation, to require the Company to purchase $1,000 in liquidation value of the Series D Preferred Stock at a 5% per annum premium. During the second quarter of 2003, $390 of escrowed funds was released. In addition, the Company and the lead investors agreed to extend the escrow release provisions until the end of July 2003 when all remaining escrow monies were released to the Company.

NOTE 8. STOCKHOLDERS’ EQUITY

As described in Note 3, Acquisitions, in January 2004, the Company acquired substantially all of the assets and assumed certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37 per share. The total purchase price of the assets acquired and liabilities assumed, was $750 and has been accounted for by the purchase method of accounting.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a Securities Purchase Agreement with several new investors as well as certain investors of Critical Mass Mail, Inc., wherein the Company raised $1,247 through the sale of 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant.

In October 2003, the Company entered into a Securities Purchase Agreement with several investors wherein the Company agreed to sell 1,894,444 shares of its common stock and issue 473,611 warrants to purchase the Company’s common stock at a price of $0.45 per share for a total of $853 in proceeds. This offering closed on October 15, 2003. The warrants expire in three years from the date of grant.

NOTE 9. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first and second quarters of fiscal year 2004 or 2003. Because of the Company's recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

NOTE 10. LOSS PER SHARE

Basic loss per share is computed based upon the weighted average number of common shares outstanding. Diluted (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during the periods presented include stock options, warrants and preferred stock.

The following table sets forth the reconciliation of net loss to loss available to common stockholders:

Page 12

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss, as reported	$ (1,211)	$ (2,526)	$ (8,641)	$ (7,990)
Accretion of preferred stock	--	--	--	(640)
Loss applicable to common stockholders, as adjusted	$ (1,211)	$ (2,526)	$ (8,641)	$ (8,630)

Basic and diluted loss per share:
Loss per share from continuing operations	$ (0.03)	$ (0.12)	$ (0.25)	$ (0.43)
Loss per share from discontinued operations	--	--	--	--
Net loss per share applicable to common shareholders	$ (0.03)	$ (0.12)	$ (0.25)	$ (0.43)

Weighted common shares outstanding - basic and diluted	37,253	21,371	34,334	20,104

The following table sets forth the potential shares that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods presented:

	September 30,
	2004	2003
Stock options, common share equivalent	7,488,639	5,742,544
Warrants, common share equivalent	18,482,625	6,880,418
Preferred stock, common share equivalent	14,062,137	16,893,174
	40,033,401	29,516,136

Accretion of the preferred stock arises as a result of the beneficial conversion feature realized in the sale of preferred stock.

NOTE 11. SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

Management makes operating decisions and assesses performance of the Company’s operations based on the following reportable segments: Desktop Integration segment and Messaging and Application Engineering segment.

The principal product in the Desktop Integration segment is Cicero. Cicero is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates disparate systems and applications.

The products that comprise the Messaging and Application Engineering segment is Geneva Integration Broker and the encryption technology products, Email Encryption Gateway, Software Development Kit (SDK), Digital Signature Module, Business Desktop, and Personal Desktop.

Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and other income/(expense), taxes, and in-process research and development.

While segment profitability should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Segment profitability is not necessarily a measure of our ability to fund our cash needs. The non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.

The table below presents information about reported segments for the three months and nine months ended September 30, 2004 and 2003:

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	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2004		September 30, 2004		September 30, 2004
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue……………..	$164	$469	$9	$37	$173	$433
Total cost of revenue……...	390	5,348	--	214	390	5,562
Gross margin (loss)……….	(226)	(4,879)	9	(177)	(217)	(5,056)
Total operating expenses….	812	2,771	78	316	890	3,087
Segment profitability (loss).	$(1,038)	$(7,650)	$(69)	$(493)	$(1,107)	$(8,143)

	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2003		September 30, 2003		September 30, 2003
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue……………..	$100	$375	$13	$58	$113	$433
Total cost of revenue……...	1,847	4,099	--	73	1,847	4,172
Gross margin (loss)……….	(1,747)	(3,724)	13	(15)	(1,734)	(3,739)
Total operating expenses….	1,220	3,956	63	206	1,283	4,162
Segment profitability (loss).	$(2,967)	$(7,680)	$(50)	$(221)	$(3,017)	$(7,901)

A reconciliation of total segment operating expenses to total operating expenses for the quarters ended September 30:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total segment operating expenses……….	$ 890	$ 1,283	$ 3,087	$ 4,162
(Gain) on disposal of assets…..……..	(3)	(6)	(3)	(19)
Impairment of intangible assets……………	--	--	587	--
Restructuring……………	--	(834)	--	(834)
Total operating expenses…………...……….	$ 887	$ 443	$ 3,671	$ 3,309

A reconciliation of total segment (loss) to loss before provision for income taxes for the quarters ended September 30:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total segment loss………………………	$ (1,107)	$ (3,017)	$ (8,143)	$ (7,901)
Change in fair value of warrant liability...	--	(242)	198	(135)
Gain on disposal of assets………..	3	6	3	19
Impairment of intangible assets…………	--	--	(587)	--
Restructuring…………	--	834	--	834
(Loss) on closure of subsidiaries…..	--	--	--	(499)
Interest and other income/(expense), net…	(100)	(49)	(89)	(184)
Total loss before income taxes….…………	$ (1,204)	$ (2,468)	$ (8,618)	$ (7,866)

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The following table presents a summary of assets by segment:

	Nine Months Ended September 30,
	2004	2003
Desktop Integration	$18	$5,025
Messaging and Application Engineering	--	--
Total assets	$18	$5,025

NOTE 12. CONTINGENCIES

Litigation. Various lawsuits and claims have been brought against the Company in the normal course of business. In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable. On May 12, 2004, this litigation was settled. Under the terms of the settlement agreement, the Company agreed to pay a total of $189 plus interest over a twenty-month period ending December 15, 2005. The current portion of this Note in the amount of $116 is included in Short Term Debt on the accompanying balance sheet.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, the Company settled this litigation. Under the terms of the settlement agreement the Company agreed to pay a total of $160 in equal installments over the next 24 months.

On August 5, 2004, the Company was notified that it was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. The Company does not plan on curing the default and has vacated the premises. In September, the Company reached a settlement agreement in which it agreed to pay a total of $200 in equal installments over the next twenty months. The Company has secured approximately 1,300 square feet of new office space located at 1433 State Highway 34, Farmingdale, New Jersey under a short term lease.

Under the indemnification clause of the Company’s standard reseller agreements and software license agreements, the Company agrees to defend the reseller/licensee against third party claims asserting infringement by the Company’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

NOTE 13. SUBSEQUENT EVENTS

On October 12, 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $100. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.10. The warrants expire in three years.

On October 28, 2004, the Company entered into a loan agreement with Anthony Pizi, the Company’s Chairman and Chief Executive Officer in the amount of $200. Under the terms of the agreement, the loan bears interest at 1% per month and is due December 15, 2004.

On November 12, 2004, the Company entered into another convertible loan agreement with Mark and Carolyn Landis, in the amount of $150. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 1,875,000 shares of our common stock and warrants to purchase 3,750,000 shares of the Company’s common stock exercisable at $0.08. The warrants expire in three years.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL INFORMATION

Level 8 Systems, Inc. is a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with Cicero. Business integration software addresses the emerging need for a company's information systems to deliver enterprise-wide views of the company's business information processes.

In addition to software products, Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers with industry-leading integration solutions. Level 8’s consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in the Global 5000. Level 8 offers services around its integration software products.

This discussion contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, liquidity and capital resources and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause its actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

The Company's results of operations include the operations of the Company and its subsidiaries. During 2002, the Company identified the assets of the Systems Integration segment as being held for sale and thus a discontinued operation. Accordingly, the assets and liabilities have been reclassified to assets held for sale and the results of operations of that segment are now reclassified as gain or loss from discontinued operations . Unless otherwise indicated, all information is presented in thousands (‘000s).

In 2004, the Company acquired Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified email encryption technology. Ensuredmail products are also available as an integrated feature of Level 8's desktop application integration solution, Cicero.

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RESULTS OF OPERATIONS

The table below presents information about reported segments for the three and nine months ended September 30, 2004 and 2003:
	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2004		September 30, 2004		September 30, 2004
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue……………..	$164	$469	$9	$37	$173	$433
Total cost of revenue……...	390	5,348	--	214	390	5,562
Gross margin (loss)……….	(226)	(4,879)	9	(177)	(217)	(5,056)
Total operating expenses….	812	2,771	78	316	890	3,087
Segment profitability (loss).	$(1,038)	$(7,650)	$(69)	$(493)	$(1,107)	$(8,143)

	Desktop Integration		Messaging and Application Engineering		Total
	September 30, 2003		September 30, 2003		September 30, 2003
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
Total revenue……………..	$100	$375	$13	$58	$113	$433
Total cost of revenue……...	1,847	4,099	--	73	1,847	4,172
Gross margin (loss)……….	(1,747)	(3,724)	13	(15)	(1,734)	(3,739)
Total operating expenses….	1,220	3,956	63	206	1,283	4,162
Segment profitability (loss).	$(2,967)	$(7,680)	$(50)	$(221)	$(3,017)	$(7,901)

Revenue and Gross Margin. The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products. Maintenanasdfasdfasdfsad kljaskdjf kas;kl askdf;kas ;dfkce revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to the Company's software products. Services revenue is comprised of fees for consulting and training services related to the Company's software products.

The Company's revenues vary from quarter to quarter, due to market conditions, the budgeting and purchasing cycles of customers and the effectiveness of the Company’s sales force. The Company typically does not have any material backlog of unfilled software orders and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of the recognition of revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility of the price of the Company's common stock.

Total revenues increased $60 or 53% for the quarter ended September 30, 2004 from the same period in 2003. For the nine months ended September 30, 2004, total revenues increased $73 or approximately 17% over the same period of the previous year. The increase in revenues, was primarily the result of a pilot program the Company recently completed with one major company and an initial installation with another major company. The Company believes that these programs will lead to future deployment of its Cicero software. Despite these two engagements, the Company continues to struggle for market acceptance. The Company believes that there are a number of factors that contribute including the relatively new category for the product, the environment for IT spending as well as the fragility of the Company’s financial condition. While the Company is actively pursuing strategic partners to resell the product and the Company has made significant progress on displaying the products’ capabilities to targeted customers, there is no assurance that the Company will be successful in this endeavor. Gross margin/(losses) were (125)% for the quarter ended September 30, 2004 and (1,535)% for the quarter ended September 30, 2003. The overall decline in the gross margin losses is attributable to the impairment of the unamortized portion of the Cicero software technology as of June 30, 2004.

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Software Products. Software margin/(losses) were (622)% for the quarter ended September 30, 2004 and (17,156)% for the quarter ended September 30, 2003. The decrease in cost of software was primarily due to the impairment to the Cicero technology of approximately $2,844 which was recorded during the period ending June 30, 2004.

The Company expects to see significant increases in software sales related to the Desktop Integration segment coupled with improving margins on software products as Cicero gains acceptance in the marketplace. The Company’s expectations are based on its review of the sales cycle that has developed around the Cicero product since being released by the Company, its review of the pipeline of prospective customers and their anticipated capital expenditure commitments and budgeting cycles, as well as the status of in-process proof of concepts or beta sites with select corporations. The Messaging and Application Engineering segment revenue is expected to increase marginally with on-line sales of its products.

Maintenance. Maintenance revenue for the quarter ended September 30, 2004 decreased by approximately 5% or $4 as compared to the similar quarter for 2003. For the nine months ended September 30, 2004, maintenance revenue declined by $25 or approximately 10% over the same period of the previous year. The decline in overall maintenance revenues is primarily due to the termination of one maintenance contract for the Geneva Integration Broker product within the Messaging and Application Engineering segment.

The Desktop Integration segment accounted for approximately 97% of total maintenance revenue for the quarter. The Messaging and Application Engineering segment accounted for approximately 3% of total maintenance revenues. The increase in the Desktop Integration maintenance as a percentage of the total is primarily due to amortization of deferred maintenance revenues that resulted from 2003 maintenance contracts.

Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of the Company’s software products. Gross margin (loss) on maintenance products for the quarters ended September 30, 2004 and September 30, 2003 was (18)%, and (24%), respectively.

The Desktop Integration segment had a negative gross margin on maintenance revenues of 22% for the quarter ended September 30, 2004. The Messaging and Application Engineering segment incurred no cost of maintenance resulting in a gross margin of approximately 100% for the quarter.

Maintenance revenues are expected to increase in the Desktop Integration segment and increase slightly in the Messaging and Application Engineering segment. The cost of maintenance should remain constant for the Desktop Integration segment and the Messaging and Application Engineering segment.

Services. The Company recognized $88 services revenue for the quarter ended September 30, 2004, an increase of $64 or approximately 267% over the same period of the previous year. For the nine months ended September 30, 2004, the Company recognized service revenues of $167 or an increase of $69 over the same period in the previous year. The increase in service revenues for the quarter and then year to date is the result of two engagements during the current period; one for a pilot program and the other a small deployment. Services revenues are expected to increase for the Desktop Integration segment as the Cicero product gains acceptance. The Messaging and Application Engineering segment service revenues should be insignificant as the majority of the relevant products are commercial off-the-shelf applications.

Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins (losses) were (167)% for the quarter ended September 30, 2004 and (713)% for the quarter ended September 30, 2003.

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Sales and Marketing. Sales and marketing expenses primarily include personnel costs for salespeople, marketing personnel, travel and related overhead, as well as trade show participation and promotional expenses. Sales and marketing expenses decreased by 30% or approximately $113 for the quarter ended September 30, 2004. For the nine months ended September 30, 2004, sales and marketing expense amounted to $940, a decrease of $490 or 34% over the same period of the previous year. The overall decline in sales and marketing expenses is due to a reduction in the Company’s sales and marketing workforce and sales compensation structure. Specifically, the Company reduced its headcount within sales and marketing by two employees and changed the compensation structure to lower fixed costs and increased variable success-based costs.

The Company's emphasis for the sales and marketing groups will be the Desktop Integration segment.

Research and Development. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation and related overhead. Research and development expense increased by 7% or approximately $18 in the three months ended September 30, 2004 as compared to the same period in 2003. For the nine months ended September 30, 2004, research and development expenses amounted to $882 or an increase of $109 over the same period of the previous year. The increase in costs in 2004 reflects the additional costs of encryption technology development personnel as well certain other costs being reclassified for overhead purposes.

The Company intends to continue to make a significant investment in research and development on its Cicero product while enhancing efficiencies in this area.

General and Administrative. General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff, related overhead, and all non-allocable corporate costs of operating the Company. General and administrative expenses for the quarter ended September 30, 2004 decreased by 46% or $298 over the same period in the prior year. For the nine months ended September 30, 2004, general and administrative expenses amounted to $1,265 or a decrease of $694 or a decrease of 35% over the same period of the previous year. The reason for the decrease in costs is the reduction of IT service staff who have been reclassified to cost of support and an overall reduction in the costs of business fees.

General and administrative expenses are expected to decrease slightly going forward as the Company continues to create certain efficiencies and consolidations.

Restructuring. At June 30, 2003, the Company’s accrual for restructuring was $515, which was primarily comprised of excess facility costs and which the Company believed represented its remaining cash obligations for the restructuring changes. In August 2003, the Company settled litigation relating to these excess facilities. Accordingly, the Company reversed the restructuring balance during the fourth quarter of 2003. Under the terms of the settlement agreement, the Company agreed to assign the note receivable from the sale of Geneva to EM Software Solutions, Inc., with recourse equal to the unpaid portion of the note receivable should the note obligor, EM Software Solutions, Inc., default on future payments. The current unpaid principal portion of the note receivable assigned is approximately $401 and matures December 2007. The Company assessed the probability of liability under the recourse provisions using a probability weighted cash flow analysis and has recognized a long-term liability in the amount of $131.

Change in Fair Value of Warrant Liability. The Company has recorded a warrant liability for derivatives in accordance with EITF 00-19 for its common stock warrants with redemption features outside the control of the Company. The fair value of the warrants as of September 30, 2004 has been determined using valuation techniques consistent with the valuation performed as of December 31, 2003 and recorded as a warrant liability. As of September 30, 2004, the Company has calculated that no warrant liability exists.

Provision for Taxes. The Company’s effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the first and third quarters of 2004 or 2003. Because of the Company’s recurring losses, the deferred tax assets have been fully offset by a valuation allowance.

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Segment Profitability. Segment profitability represents loss before income taxes, interest and other income (expense), amortization of goodwill, restructuring charges, gain (loss) on sale of assets, and impairment charges. Segment profitability (loss) for the three and nine months ended September 30, 2004 was approximately ($1,107) and ($8,143) respectively, as compared to ($3,017) and ($7,901), respectively, for the three and nine months ended September 30, 2003. The increase in the loss before income taxes, interest and other income and expense, restructuring charges, and gain or loss on sale of assets for the nine months ended September 30, 2004 is primarily attributable to the impairment charges to the software technology taken in the second quarter of 2004.

Segment profitability is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States of America, or as a measure of profitability or liquidity. We have included information concerning segment profitability as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful. Segment profitability as defined herein may not be comparable to similarly titled measures reported by other companies.

Impact of Inflation. Inflation has not had a significant effect on the Company’s operating results during the periods presented.

LIQUIDITY AND CAPITAL RESOURCES

Operating and Investing Activities

The Company generated $18 of cash for the nine months ended September 30, 2004.

Operating activities utilized approximately $2,600 of cash, which was primarily comprised of the loss from operations of approximately $8,600, offset by non-cash charges for depreciation and amortization of approximately $4,300, an impairment of goodwill from the acquisition of the Ensuredmail technology in the amount of approximately $600, offset by the impact of a non-cash adjustment to the fair value of a warrant liability in the amount of $200. In addition, the Company’s cash increased by approximately $300 from the reduction in prepaid expenses and other assets, approximately $100 for an increase in deferred revenues from maintenance contracts and approximately $800 for the increase in accounts payable and accrued expenses, primarily from an increase in deferred salaries and other compensation.

The Company generated approximately $2,600 in cash during the nine months ending September 30, 2004 from financing activities from the proceeds of an additional round of investment from several new investors totaling $1,200, $100 in proceeds from the exercise of warrants, an increase in net short-term borrowings of $1,600, offset by repayments of the Company’s short-term debt in the amount of $300.

By comparison, in 2003, the Company utilized approximately $100 in cash during the nine months ended September 30, 2003.

Operating activities utilized approximately $3,700 of cash, which was primarily comprised of the loss from operations of $8,000, offset by non-cash charges for depreciation and amortization of approximately $2,400 and approximately $700 for impairment of software technology. In addition, the Company generated $1,400 in cash through a reduction in accounts receivable, offset by $600 in fulfillment of its obligations to its creditors through its accounts payable and other accrued liabilities. The significant reduction in accounts receivable is the result of the reduction in overall revenues in the Desktop Integration segment from the last quarter of 2002.

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The Company generated approximately $2,700 in cash during the first nine months of 2003 from financing activities from the proceeds of the sale of Series D Preferred Stock of approximately $3,500 offset by cash held in escrow of $775 and a reduction in the Company’s short term debt in the amount of $300.

Financing Activities

The Company funded its cash needs during the quarter ended September 30, 2004 with cash on hand from June 30, 2004, with the cash realized from a private placement of its common stock and with the cash received from short-term secured promissory notes.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years. The Company also entered into convertible loan agreements with two other individual investors, each in the face amount of $50. Under the terms of the agreement, each loan is convertible into 135,135 shares of common stock and warrants to purchase 135,135 shares of common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders elected to convert their note into common stock of the Company.

In May 2004, the Company settled litigation with respect to a vendor services complaint. The Company executed a Note payable in the amount of $189 plus interest over a twenty month period ending December 15, 2005. This amount has been reclassified from accounts payable in the accompanying balance sheet.

In April, 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company’s Board of Directors. Under the terms of the agreements the loans bear interest at 1% per month and are convertible into an aggregate of 578,125 shares of the Company’s common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

Also in May 2004, the Company pledged certain accounts receivables with an investor for the face amount of $135 which bears interest at 1% per month and warrants to purchase 211,214 shares of our common stock at a conversion rate of $0.32 per share.

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan bears interest at 1% per month and is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years.

During the quarter ended September 30, 2004, the Company entered into a series of secured promissory notes with certain warrant holders. The Notes bear interest at 12% per annum, are secured by certain intellectual property of the Company and mature on or about December 31, 2004. Total secured promissory notes outstanding as of September 30, 2004 is $768.

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The Company has a $1,971 term loan bearing interest at LIBOR plus 1% (approximately 2.2% at June 30, 2004), interest on which is payable quarterly. There are no financial covenants. In September 2004, the Company reached an agreement with Liraz Systems Ltd. (“Liraz”), the guarantor of the term loan, to extend the maturity date of the term loan until November 15, 2005. In consideration for the extension of the guaranty, the Company agreed to issue Liraz a total of 3,942,000 shares subject to Shareholder approval.

The Company has incurred losses of approximately $10,000 and $18,000 in the past two years and has experienced negative cash flows from operations for each of the past three years. For the nine months ended September 30, 2004 the Company incurred an additional loss of approximately $8,600 and has a working capital deficiency of approximately $8,900. The Company’s future revenues are largely dependent on acceptance of a newly developed and marketed product - Cicero. Accordingly, there is substantial doubt that the Company can continue as a going concern. In order to address these issues and to obtain adequate financing for the Company’s operations for the next twelve months, the Company is actively promoting and expanding its product line and has entered into preliminary sales negotiations with customers that have begun the “proof of concept” stage. The Company is experiencing difficulty increasing sales revenue largely because of the inimitable nature of the product as well as customer concerns about the financial viability of the Company. The Company is attempting to solve the former problem by improving the market’s knowledge and understanding of Cicero through increased marketing and leveraging its limited number of reference accounts. The Company is attempting to address the financial concerns of potential customers by pursuing strategic partnerships with companies that have significant financial resources although the Company has not experienced significant success to date with this approach. Additionally, the Company is seeking additional equity capital or other strategic transactions in the near term to provide additional liquidity and it has recently completed a private financing round wherein it raised approximately $1,200 of new funds from several investors. In addition, the Company has announced a Plan of Reorganization in which it anticipates that it will be able to raise up to $1.7M of new funds. There can be no assurance that management will be successful in executing these strategies as anticipated or in a timely manner or that increased revenues will reduce further operating losses. If the Company is unable to significantly increase cash flow or obtain additional financing, it will likely be unable to generate sufficient capital to fund operations for the next twelve months and may be required to pursue other means of financing that may not be on terms favorable to the Company or its stockholders.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements presented herein do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Level 8 be unable to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements. We have no subsidiaries or other unconsolidated limited purpose entities, and we have not guaranteed or otherwise supported the obligations of any other entity.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain statements contained in this Quarterly Report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). We may also make forward-looking statements in other reports filed with the Securities and Exchange Commission, in materials delivered to shareholders, in press releases and in other public statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as "anticipates," "believes," "expects," "estimates," "intends," "plans," "projects," and similar expressions, may identify such forward looking statements. In accordance with the Reform Act, set forth below are cautionary statements that accompany those forward looking statements. Readers should carefully review these cautionary statements as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends.

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The following cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in our filings with the Securities and Exchange Commission and in materials incorporated therein by reference: there may be a question as to our ability to operate as a going concern, our future success depends on the market acceptance of the Cicero product and successful execution of the new strategic direction; general economic or business conditions may be less favorable than expected, resulting in, among other things, lower than expected revenues; an unexpected revenue shortfall may adversely affect our business because our expenses are largely fixed; our quarterly operating results may vary significantly because we are not able to accurately predict the amount and timing of individual sales and this may adversely impact our stock price; trends in sales of our products and general economic conditions may affect investors' expectations regarding our financial performance and may adversely affect our stock price; our future results may depend upon the continued growth and business use of the Internet; we may lose market share and be required to reduce prices as a result of competition from its existing competitors, other vendors and information systems departments of customers; we may not have the ability to recruit, train and retain qualified personnel; rapid technological change could render the Company's products obsolete; loss of any one of our major customers could adversely affect our business; our products may contain undetected software errors, which could adversely affect our business; because our technology is complex, we may be exposed to liability claims; we may be unable to enforce or defend its ownership and use of proprietary technology; because we are a technology company, our common stock may be subject to erratic price fluctuations; and we may not have sufficient liquidity and capital resources to meet changing business conditions.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

As the Company has sold most of its European based business and has closed several European sales offices, the majority of revenues are generated from US sources. The Company expects that trend to continue for the next year. As such, there is minimal foreign currency risk at present. Should the Company continue to develop a reseller presence in Europe and Asia, that risk will be increased.

Item 4. Controls and Procedures

Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)), as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective of the end of the period covered by this report. There have not been any changes in the Company’s internal control over financial reporting during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Part II. Other Information

Item 1. Legal Proceedings

Various lawsuits and claims have been brought against the Company in the normal course of business.

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In October 2003, the Company was served with a summons and complaint in Superior Court of North Carolina regarding unpaid invoices for services rendered to the Company by one of its vendors. The amount in dispute is approximately $200 and is included in accounts payable. On May 12, 2004, the Company settled this litigation. Under the terms of the settlement agreement, the Company agreed to pay a total of $189 plus interest over a twenty month period ending December 15, 2005.

In March 2004, the Company was served with a summons and complaint in Superior Court of North Carolina regarding a security deposit for a sublease in Virginia. The amount in dispute is approximately $247. In October 2004, the Company settled this litigation. Under the terms of the settlement agreement the Company agreed to pay a total of $160 in equal installments over the next 24 months.

On August 5, 2004, the Company was notified that it was in default under an existing lease agreement for office facilities in Princeton, New Jersey. The amount of the default is approximately $65. The Company does not plan on curing the default and has vacated the premises. In September 2004, the Company reached a settlement agreement in which it agreed to pay a total of $200 in equal installments over the next twenty months.

Item 2. Changes in Securities

In June 2004, the Company entered into a convertible promissory note with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $112, bears interest at 1% per month and is convertible into 560,000 shares of the Company’s common stock and warrants to purchase 560,000 shares of our common stock at $0.20 per share. Also in June 2004, Mr. Pizi entered into a second convertible promissory note in the face amount of $15 which is convertible into 90,118 shares of the Company’s common stock and warrants to purchase 90,118 shares of our common stock at $0.17 per share. These warrants expire three years from the date of grant.

Also in June 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan is convertible into 781,250 shares of our common stock and warrants to purchase 781,250 shares of our common stock exercisable at $0.16. The warrants expire in three years.

In May 2004, the Company entered into convertible loans aggregating $185 from several investors including a member of the Company’s Board of Directors. Under the terms of the agreements the loans are convertible into an aggregate of 578,125 shares of the Company’s common stock and warrants to purchase an aggregate of 578,125 shares of our common stock exercisable at $0.32. The warrants expire in three years.

Also in May 2004, the Company pledged certain accounts receivables with an investor for the face amount of $135 which bears interest at 1% per month and warrants to purchase 211,214 shares of our common stock at a conversion rate of $0.32 per share.

In April, 2004, the Company entered into a short term note payable with Anthony Pizi, the Company’s Chairman and Chief Executive Officer. The Note, in the face amount of $100, bears interest at 1% per month and is convertible into common stock of the Company at a conversion rate of $0.37 per share. In addition, Mr. Pizi was granted 270,270 warrants to purchase the Company’s common stock at $0.37 per share. These warrants expire three years from the date of grant.

In March 2004, the Company entered into a convertible loan agreement with Mark and Carolyn Landis, who are related by marriage to Anthony Pizi, the Company’s Chairman and Chief Executive Officer, in the amount of $125. Under the terms of the agreement, the loan is convertible into 446,429 shares of our common stock and warrants to purchase 446,429 shares of our common stock exercisable at $0.28. The warrants expire in three years. We also entered into convertible loan agreements with two other individual investors, each in the face amount of $50,000. Under the terms of the agreement, each loan is convertible into 135,135 shares of our common stock and warrants to purchase 135,135 shares of our common stock at $0.37 per share. The warrants expire in three years. In May 2004, one of the note holders elected to convert their note into common stock of the Company.

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In January 2004, the Company acquired substantially all of the assets and certain liabilities of Critical Mass Mail, Inc., d/b/a Ensuredmail, a federally certified encryption software company. Under the terms of the purchase agreement, the Company issued 2,027,027 shares of common stock at a price of $0.37. The total purchase price of the assets and certain liabilities being acquired was $750 and has been accounted for by the purchase method of accounting. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

Also in January 2004, and simultaneously with the asset purchase of Critical Mass Mail, Inc., the Company completed a Securities Purchase Agreement with several new investors as well as certain investors of Critical Mass Mail, Inc. wherein the Company raised $1,247 through the sale of 3,369,192 shares of common stock at a price of $0.37 per share. As part of the financing, the Company has also issued warrants to purchase 3,369,192 shares of the Company’s common stock at an exercise price of $0.37. The warrants expire three years from the date of grant. These shares were issued in reliance upon the exemption from registration under Rule 506 of Regulation D and on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

Item 3. Defaults Upon Senior Securities

None

Item 4. Submission of Matters to a Vote of Security Holders

None

Item 5. Other Information

None

Item 6. Exhibits and Reports on Form 8-K

(a)    Exhibits

Exhibit No.	Description

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith).
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith).
32.1	Certification of Anthony C. Pizi and John P. Broderick pursuant to 18 USC § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002 (filed herewith).

(b)  Reports on Form 8-K

None

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEVEL 8 SYSTEMS, INC.

By: /s/ Anthony C. Pizi
Anthony C. Pizi
Chief Executive Officer
Date: November 15, 2004

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